BALCHEM CORPORATION (AMEX: BCP)
                         -------------------------------
      Reported as follows (unaudited) for the quarter ended March 31, 2006
                ($000 Omitted Except for Net Earnings Per Share)

 All per share information has been adjusted to reflect the three for two stock split effected in the form of a 50% stock dividend
                         declared on December 15, 2005.

                      For the Three Months Ended March 31,
                      ------------------------------------


                                                     2006        2005
                                                     ----        ----

          Net sales                               $ 24,597    $ 19,340
          Gross profit                               8,222       7,182
          Operating expenses                         3,753       3,151
                                                  --------    --------
          Earnings from operations                   4,469       4,031
          Other income (expense)                       (24)         38
                                                  --------    --------
          Earnings before income tax expense         4,445       4,069
          Income tax expense                         1,587       1,501
                                                  --------    --------
          Net earnings                            $  2,858    $  2,568
                                                  ========    ========

          Basic net earnings per common share     $   0.25    $   0.23
          Diluted net earnings per common share   $   0.24    $   0.21


      Record net sales of $24.6 million were achieved for the quarter ended March 31, 2006. This is an increase of 27.2% above the $19.3 million result of the prior year comparable quarter. Net earnings for the first quarter were $2.9 million, an increase of $0.3 million, or 11.3% as compared with the same period last year, and includes a $0.25 million expense recognizing the impact of SFAS 123R (equity based compensation) for the first time. This $2.9 million net earnings resulted in an increase in diluted net earnings of 14.3% to $0.24 per share for the first quarter of 2006 versus $0.21 per share for the comparable quarter of the prior year.

      In the first quarter of 2006, sales of the Encapsulated/Nutritional Products segment were $9.8 million, an increase of 24.8% from the prior year comparable quarter. This includes $1.0 million of sales from the Loders Croklaan acquisition and $.88 million of sales from the Chelated Minerals Corporation
(CMC) acquisition completed in February, 2006. Additional growth was driven principally by strength in sales of food ingredients and human choline products. Earnings from operations for this segment improved 18.5% to $1.04 million in the current period as compared to $0.88 million in the comparable quarter of the prior year. The ARC Specialty Products segment generated earnings from operations of $2.8 million on record quarterly sales of

BALCHEM CORPORATION (AMEX: BCP)                                                2

$8.0 million. Net sales were 11.5% higher than the prior year comparable quarter, principally a result of increased sales of 100% ethylene oxide, ethylene oxide canisters and propylene oxide. Earnings from operations for this segment were 6.4% higher than the prior year quarter. The BCP Ingredients segment realized another record sales quarter of $6.9 million, increasing 57.1% over the prior year comparable quarter, with continued strong sales volumes in dry and aqueous choline products for the poultry and swine industries. Earnings from operations for this segment improved 19.9% to $0.66 million as compared to $0.55 million in the prior year comparable quarter. Earnings from this segment, while increasing, were unfavorably impacted by a scheduled plant turnaround that idled production of liquid choline for one week, but this action also increased our production capacity by approximately 15% going forward.

      Consolidated gross profit for the quarter ended March 31, 2006 was $8.2 million, an increase of 14.5% compared to $7.2 million for the prior year comparable period, due largely to the above noted increase in sales. Operating (Selling, R&D, and Administrative) expenses increased 19.1% to $3.8 million, as compared to $3.2 million for the prior year comparable quarter, equaling 15.3% of net sales, a reduction from the 16.3% of the prior year.

      Balance sheet ratios and our cash flow continue to be strong. Early in the quarter, we borrowed $10 million, the proceeds of which were used to fund the previously noted acquisition of CMC, in part. The remaining balance of the $17.4 million purchase price of the acquisition was funded through Balchem's cash on hand. Our March 31, 2006 balance sheet reflects total net cash and investments of $6.3 million after recognition of the aforementioned acquisition and the re-payment of $2.8 million of the previously noted borrowings.

Outlook
      Commenting on 2006, Dino A. Rossi, President and CEO of Balchem, said "We are very pleased with the growth of all segments of the business, and are especially pleased with the integration and the accretive results of both the acquired Loders Croklaan assets and the CMC business. In the first quarter, we recognized a 4% sequential gross margin improvement from the fourth quarter of 2005, due to the previously discussed price increases, which were put in place to offset raw material cost increases. We also realized improvement at this level due to successful integration of the noted acquisitions. Our operating expenses increased by approximately $0.6 million from the prior year comparable quarter, of which $0.2 million was from SFAS 123R, additional technical and sales personnel from the acquisition of CMC, and we also spent approximately $0.2 million toward our targeted efforts into the pharmaceutical market. With these increases, we still reduced operating expenses from 16% to 15% of net sales. We expect to continue building on our larger business and human capital base throughout 2006, achieving double digit growth in sales and earnings over 2005".

Non-GAAP Disclosures
      Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a meaningful presentation of the company's operating results in addition to the GAAP disclosure. This non-GAAP condensed consolidated statement of operations is provided to enhance overall understanding of our current financial performance and how management views operating results. The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not

BALCHEM CORPORATION (AMEX: BCP)                                                3

necessarily comparable to non-GAAP results published by other companies. This non-GAAP disclosure and management's rationale for providing it is as follows:

      The reported net income for the quarter ended March 31, 2006 includes expenses related to the expensing of stock options and restricted stock awards in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R "Share Based Payments," which the Company adopted on January 1, 2006. Given the significance and non-cash nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the following first quarter non-GAAP presentation. Excluding the impact of the SFAS 123R charges, net earnings increased 21.2% year-over-year to $3.1 million, or $0.26 per diluted share. These results equally compare to net income of $2.6 million, or $0.21 per diluted share, for the previously reported first quarter of 2005, which did not require recognition of SFAS 123R charges.

   Reconciliation of non-GAAP Earnings
   (in 000's, except per share data)
                                              Quarter Ended March 31, 2006

                                             GAAP      FAS 123R    Non-GAAP
                                             ----      --------    --------
                                             Basis                 Pro-Forma
                                             -----                 ---------

   Net sales                               $ 24,597    $     --    $ 24,597
   Gross profit                               8,222          27       8,249
   Operating expenses                         3,753        (235)      3,518
                                           --------    --------    --------
   Earnings from operations                   4,469         262       4,731
   Other income (expense)                       (24)         --         (24)
                                           --------    --------    --------
   Earnings before income tax expense         4,445         262       4,707
   Income tax expense                         1,587           8       1,595
                                           --------    --------    --------
   Net earnings                            $  2,858    $    254    $  3,112
                                           ========    ========    ========

   Basic net earnings per common share     $   0.25    $   0.02    $   0.27
   Diluted net earnings per common share   $   0.24    $   0.02    $   0.26


Quarterly Conference Call
      A quarterly conference call will be held on Monday, May 1, 2006 at 2:00 PM Eastern Daylight Savings Time (EDT) to review first quarter 2006 results. Dino
A. Rossi, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the call by dialing toll-free
(877) 407-8289, or local (201) 689-8341, five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through May 5, 2006, by dialing toll-free (877) 660-6853, or local (201) 612-7415, and using account #298 and conference ID #191201. This press release, and its accompanying financial exhibits, will also be available on the company website, www.balchem.com, prior to the conference call.
                        ---------------

BALCHEM CORPORATION (AMEX: BCP)                                                4

Segment Information
      Balchem Corporation consists of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation and agglomeration solutions to a variety of applications in the food, pharmaceutical and human nutrition marketplaces. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
      This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2005. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Telephone:   845-326-5635

                             Selected Financial Data
                                  ($ in 000's)

               Business Segment Net Sales:
               ==================================================
                                                Three Months Ended
                                                    March 31,
                                                  2006      2005
               --------------------------------------------------
               Specialty Products               $ 7,951   $ 7,133
               Encap/Nutritional Products         9,789     7,841
               BCP Ingredients                    6,857     4,366
               --------------------------------------------------
               Total                            $24,597   $19,340
               ==================================================


               Business Segment Earnings (Loss):
               ==================================================
                                                Three Months Ended
                                                    March 31,
                                                  2006      2005
               --------------------------------------------------
               Specialty Products              $ 2,772    $ 2,605
               Encap/Nutritional Products        1,039        877
               BCP Ingredients                     658        549
               Other income (expense)              (24)        38
               --------------------------------------------------
               Earnings bef. income taxes      $ 4,445    $ 4,069
               ==================================================

BALCHEM CORPORATION (AMEX: BCP)                                                5

    Selected Balance Sheet Items
                                                   March 31,    December 31,
                                                     2006           2005
                                                     ----           ----
    Cash                                         $      6,346   $     12,996
    Accounts Receivable                                11,754         11,521
    Inventories                                         8,803          8,540
    Other Current Assets                                1,682          2,209
                                                 ------------   ------------
    Current Assets                                     28,585         35,266

    Property, Plant, & Equipment (net)                 25,905         24,400
    Other Assets                                       32,266         15,475
                                                 ------------   ------------
    Total Assets                                 $     86,756   $     75,141
                                                 ============   ============

    Current Liabilities                          $      9,607   $      9,150
    Long Term Debt                                      5,250             --
    Other Long-Term Obligations                         7,427          5,058
                                                 ------------   ------------
    Total Liabilities                                  22,284         14,208

    Stockholders' Equity                               64,472         60,933
                                                 ------------   ------------
    Total Liabilities and Stockholders' Equity   $     86,756   $     75,141
                                                 ============   ============